Exhibit 5.1

Wiggin and Dana llp
Two Stamford Plaza	203.363.7600
281 Tresser Boulevard	203.363.7676 fax
Stamford, Connecticut
06901-3284
www.wiggin.com

February 11, 2015

CAS Medical Systems, Inc.

44 East Industrial Road

Branford, CT 06405

Re:	CAS Medical Systems, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to CAS Medical Systems, Inc., a Delaware corporation (the "Company"), in connection with the issuance of up to 6,200,000 shares of common stock of the Company, $0.004 par value (together with shares that may be issued upon exercise of an option granted to the underwriter to purchase up to 930,000 shares of common stock to cover over-allotments) (collectively, the "Shares"), pursuant to a Purchase Agreement, dated as of February 11, 2015 (the "Underwriting Agreement") between the Company and Craig-Hallum Capital Group LLC, as sole book-running manager. The Shares will be issued in an underwritten public offering pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-188844), as filed with the Securities and Exchange Commission on May 24, 2013 (at the time it became effective on June 6, 2013, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the related prospectus dated May 24, 2013 and prospectus supplement dated February 11, 2015 (collectively, the "Prospectus").

We have examined the Registration Statement, the Prospectus and documents and records of the Company and other documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion. In our examination,

New Haven    Stamford   New York    Hartford   Philadelphia   Greenwich

CAS Medical Systems, Inc.

February 11, 2015

we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of even date herewith, incorporated by reference into the Registration Statement, and to the reference to this firm under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act or related rules.

Very truly yours,

/s/ Wiggin and Dana LLP

Wiggin and Dana LLP